Exhibit 99.2

ANNUAL LETTER TO SHAREHOLDERS OF KINGSWAY FINANCIAL SERVICES INC.

April 17, 2023

Dear Fellow Shareholder,

The year 2022 was an excellent one for Kingsway Financial Services Inc., with significant achievements in executing our strategic plan. We are proud to have delivered strong financial results while simultaneously streamlining our capital structure through the sale of non-strategic assets, significant deleveraging, and the acquisition of two great new operating businesses. Below we repeat our longstanding business philosophies and principles, which you can think of as an “owners’ manual,” and first share our business updates and results, which we think reflect great progress.

I.	BUSINESS UPDATE AND RESULTS

Kingsway has undergone a transformation nearly five years in the making. As I write this, we are a dramatically simpler company than at this time even just last year. Today, we can best be described as a lean, decentralized, tax-advantaged holding company with two operating segments – Extended Warranty and our Kingsway Search Xcelerator (“KSX”) – that house high quality, asset-light businesses run by very talented and passionate leaders. We have modest leverage, adequate capital and a great platform to execute our growth-via-acquisition strategy.

The past year in review

Our centralized approach to thoughtful capital allocation is the centerpiece of our strategy at Kingsway. Over the past several years, we have worked diligently to monetize non-strategic lower-yielding passive investments and to redeploy that capital towards (a) acquiring a portfolio of high-return, cash flow generating operating companies; and (b) paying down debt. We made a lot of progress on all fronts this past year. I will highlight a handful of accomplishments in chronological order.

In July, we sold PWSC for $51.2 million in cash and received net proceeds of $37.2 million. Normally, we would prefer to own a great business like PWSC indefinitely. That said, we received a nice price, and we were able to immediately reallocate the proceeds we received to the acquisitions of two great businesses (discussed below) along with a highly accretive repurchase of our trust preferred subordinated debt. As you recall, PWSC was our first ‘trial balloon’ of the Search Xcelerator concept at Kingsway. Tyler Gordy, a West Point and Harvard Business School grad and talented young leader, agreed to step in and assume leadership in our newly acquired company. In return we granted Tyler an opportunity to participate meaningfully in any value he created in excess of a modest preferred return on our initial equity investment. On a round-trip of that investment over approximately four and a half years, Tyler returned to Kingsway roughly 10 times our initial equity investment through a combination of dividends and the sale proceeds. Tyler also profited handsomely from the experience. This is by design and a primary reason that Tyler and the other entrepreneurs in the Kingsway Search Xcelerator are attracted to the model of acquiring and running small businesses within our company. We are forever grateful to Tyler for his integrity and tireless energy in generating a great outcome for us!

Annual Letter to Shareholders of Kingsway Financial Services Inc.

In September we sold our Flowers portfolio of commercial real estate assets, generating $5.8 million in cash proceeds.

During the fourth quarter of 2022, we acquired CSuite Financial Partners and Secure Nursing Service, Inc. These acquisitions fit our investment criteria: they operate in fragmented and growing industries, have recurring revenue business models, strong margins, and minimal ongoing capital investment requirements. We were able to acquire them at reasonable prices and used modest levels of debt to help finance the acquisitions.

At year-end, we completed the sale of our railyard in Texas for a total sales price of $215.2 million. A significant portion of the sale price was $170.7 million non-recourse mortgage debt that was assumed by the buyer and is no longer carried on our balance sheet. As a result, our financial statements are now much easier to understand. Like the PWSC sale, we were able to reallocate the $21.4 million of net proceeds to the repurchase of our trust preferred subordinated debt.

Subsequent to year-end we sold the last remaining property in our NLIG portfolio, yielding net proceeds of $6.9 million to the Company.

Also subsequent to year-end, in March 2023 we repurchased 100% of the trust preferred securities we had under purchase option. In doing so, we were able to retire $96.7 million in principal and deferred interest at a cost of 60.8 cents on the dollar. This was a very accretive transaction and leaves us with only a small stub (~$11.4 million of fair value as of 12/31/22) of remaining variable interest rate debt at the holding company level. Warm comfort in an environment of high and rising interest rates.

Summary of 2022 consolidated operating performance

Our businesses continued to perform well in 2022. Total revenue increased 19% to $93.3 million, consolidated net income increased 710% to $15.1 million and consolidated adjusted EBITDA increased by 42% to $10.2 million. Adjusted EBITDA for our operating segments increased +43% to $13.5 million (excluding PWSC which was sold in July and 2022 inclusive of a full year of Ravix). For a detailed reconciliation of net income and adjusted EBITDA, refer to Appendix I.

Cash, cash equivalents and restricted cash grew by $49.9 million in 2022. During the year, Extended Warranty and KSX retired $5.2 million of non-recourse acquisition financing-related bank debt.

This past year was a very busy and extremely productive time for everyone at Kingsway. I would like to thank the entire Kingsway team and all our employees for their exceptional performance throughout the year.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

2022 Segment Results

Kingsway Search Xcelerator Segment

The KSX segment performed very well during the year. The Search Xcelerator is our platform to utilize the “Search Fund” model to acquire great businesses. The program is designed to partner with talented, early-in-career managers (Operator-in-Residence, or “OIR”) that will source, acquire, and manage their own businesses within Kingsway. We provide these entrepreneurs with a relatively modest salary but a large opportunity to participate in any value they create in their acquired companies. The Search Fund model has existed for a long time and your President is both a former search-funder/operator and long-time investor in the ‘asset class’.

Ravix Financial Inc. (“Ravix”)

For most of the year, our only operating company in this segment was Ravix Financial. Ravix is captained by Timi Okah, our inaugural Operator-in-Residence. Timi led the acquisition of Ravix in late 2021 after roughly 15 months of searching for a business to acquire. Upon acquisition, Timi stepped into the leadership position at Ravix while helping its founder transition into retirement. In 2022, Timi grew Ravix’s revenues by 16% and adjusted EBITDA by 23% while simultaneously enhancing the talent, operating systems and controls at the company. A remarkable first full-year!

CSuite Financial Partners (“CSuite”)

In late 2022, Timi led the aforementioned acquisition of CSuite Financial Partners as a tuck-in acquisition that he will manage alongside Ravix. Again, Timi has stepped into the leadership position at CSuite while working to transition its founder into retirement.

Secure Nursing Service Inc. (“SNS”)

Also late in 2022, after roughly 17 months of searching, our second OIR, Charles Mokuolu, led the acquisition of Secure Nursing Services (“SNS”). Consistent with the model, Charles has stepped into the leadership position at SNS while allowing the founder to transition into retirement. We look forward to watching Charles lead and grow the company.

During the year, we created the KSX Advisory Board and welcomed Tom Joyce – the former CEO of Danaher – and Will Thorndike – a long-time search fund investor, private equity investor, and capital allocator – to the Advisory Board. Both Tom and Will have been incredibly generous with their time, insights, advice and coaching for our operators and searchers. They have and will continue to add tremendous value as we build and improve the Search Xcelerator platform.

We added two new entrepreneurs to the platform during the year. Drew Richard and Philip Furbay join Peter Dausman – who joined in late 2021 – at KSX.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

Prior to joining Kingsway Drew worked in a variety of roles at Chevron Corporation including business development, strategy and business performance.  Prior to Chevron, Drew was an officer and Apache helicopter pilot in the United States Army.  Drew is a graduate of the United States Military Academy at West Point and Harvard Business School.

Prior to joining Kingsway, Phil managed a traditional search fund and previously worked in private equity for the Riverside Company where he completed investments across the business services, technology, manufacturing, distribution, and consumer products industries. Phil began his career in the investment banking analyst program of Stephens Inc and graduated from Ohio University.

Peter, Drew and Philip are currently very busy looking for attractive acquisition opportunities.

Extended Warranty Segment

Our Extended Warranty segment also performed well, meeting our expectations for 2022. Excluding PWSC, which was sold during the year, Warranty Segment revenues increased by 3% over the previous year, and adjusted EBITDA increased by 9%. In addition to funding holding company expenses and helping finance acquisitions, the cashflow from our Extended Warranty segment was used to reduce Extended Warranty segment debt – incurred to finance our acquisition of PWI in 2020 – by $4.5 million.

IWS Acquisition Corporation (“IWS”)

IWS is a licensed motor vehicle service agreement (“VSA”) company and is a provider of after-market vehicle protection services distributed by credit unions in 26 states and the District of Columbia to their members. IWS generated operating income of $4.0 million and non-GAAP adjusted EBITDA of $4.3 million in 2022 as compared to $4.3 million and $3.7 million in 2021, respectively. The 2022 results include a Q1 net charge of $0.9 million relating to a change in estimate in accounting for deferred revenue and deferred contract costs associated with vehicle service contract fees. 2021 operating income includes a benefit from PPP forgiveness of $0.8 million, which is excluded from adjusted EBITDA.

New and used automobile loans comprise approximately one-third of credit union loan volume, and those car owners recognize the value of IWS’ protection products. Under Eric Wikander’s leadership, our focus remains on adding new distribution partners with continued penetration of the credit union channel.

Trinity Warranty Solutions LLC (“Trinity”)

Trinity sells warranty products and provides maintenance support to consumers and businesses in the HVAC, standby generator, commercial LED lighting and refrigeration industries. Trinity distributes its warranty products through original equipment manufacturers, HVAC distributors and commercial and residential contractors. Trinity distributes its maintenance support directly through corporate owners of retail spaces throughout the United States.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

Trinity generated operating income of $1.7 million and non-GAAP adjusted EBITDA of $1.7 million as compared to $1.4 million and $1.4 million in 2021, respectively.

Trinity continues to focus its energies on growing its higher margin warranty products segment.

Geminus Holding Company Inc. (“Geminus”)

Geminus primarily sells vehicle service agreements to used car buyers across the United States, through its subsidiaries, The Penn Warranty Corporation ("Penn") and Prime Auto Care, Inc. ("Prime"). Penn and Prime distribute these products in 32 and 40 states, respectively, via independent used car dealerships and franchised car dealerships.

Geminus generated operating income of $1.3 million and non-GAAP adjusted EBITDA of $1.4 million in 2022 as compared to $2.6 million and $1.9 million in 2021, respectively. 2021 operating income includes a benefit from PPP forgiveness of $0.8 million, which is excluded from adjusted EBITDA. Geminus’ business was negatively impacted by many factors hurting the used-car marketplace including lack of available inventory, higher used-car prices at retail, and higher borrowing costs in the second half of the year.

Geminus, under the leadership of Brian Cosgrove, will continue to focus on growing its geographic footprint, partnering with new dealers, and maximizing opportunities within its existing dealer base.

PWI Holdings Inc. (“PWI”)

PWI, through its subsidiaries Preferred Warranties, Inc., Superior Warranties, Inc., Preferred Warranties of Florida, Inc., and Preferred Nationwide Reinsurance Company, Ltd., markets, sells and administers vehicle service agreements in all fifty states, primarily through a network of independent and franchised automobile dealership partners.

PWI generated operating income of $2.1 million and non-GAAP adjusted EBITDA of $2.4 million in 2022 as compared to $1.8 million and $1.9 million in 2021, respectively.

Similar to Geminus, PWI was negatively impacted by many factors hurting the used-car marketplace including lack of available inventory, higher used-car prices at retail, and higher borrowing costs in the second half of the year.

During the year we tapped Brian Cosgrove, who also leads Geminus, to assume the role of President at PWI. This is a familiar role for Brian, as he ran PWI earlier in his career and prior to our ownership. Brian has a well-developed playbook for both cost-rationalization and growth. He has streamlined operations and will continue to focus on growing dealer partnerships while maximizing opportunities within PWI’s existing dealer base.

II.	II. BUSINESS PHILOSOPHY AND PRINCIPLES

As I have highlighted in past letters, our organizational priorities are supported by our fundamental philosophies regarding capital allocation, operational excellence and people. I include a summary of these philosophies and key principles which guide us. Our valued shareholders may wish to think of this as their “owners’ manual.”

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

1.	Execution

Our decentralized structure allows our businesses to enjoy autonomy in crafting strategies that allow them to compete and win in their markets. While our business leaders have a high level of autonomy, they are incentivized to behave like owners and are compensated based on achieving and exceeding prescribed ROIC hurdles.

We push our leaders to cut ‘non-strategic’ costs to the bone and redeploy these dollars to ‘strategic investments’ that will grow earnings and cash flow and enhance their competitive position. They expect to return any excess cash flow to the holding company as part of our capital allocation process.

The Kingsway executive team provides our leaders with tools and coaching on strategy, execution and talent development. We create and maintain a cadence of accountability for execution and results.

2.	Acquisitions

We hope to execute two to three new acquisitions per year in the KSX segment. We currently have three OIR’s actively searching for attractive investment targets. Market conditions will dictate our success, but we are confident that KSX is a great platform to identify and execute acquisitions of growing, profitable, asset-light businesses at reasonable valuations. Our pipeline of opportunities is encouraging, and we remain committed to a disciplined approach to evaluating opportunities and a have a defined set of financial, operational and ROIC criteria that guide our investment decisions.

We continue to look for attractive acquisitions in the Extended Warranty segment. Our recent experience suggests that high quality warranty businesses in our size range come to market infrequently and when they do, they command prices much higher than we have been willing to pay. We will continue to be on the lookout.

3.	Leverage

We made significant strides to deleverage over the last year. As we look ahead at an environment of rising interest rates and potential choppy water, we believe financial flexibility and corporate resiliency will be important in 2023 and beyond. Our operating subsidiaries see their profits in cash. We will continue to use that cashflow to pay down our acquisition debt while also funding new acquisitions. We will use prudent levels of debt to help fund new acquisitions.

4.	Buybacks

We recently announced a share buyback plan authorizing the company to repurchase up to $10 million of our common shares. We believe it is a good practice to have a plan in place to execute accretive repurchases if our public share price becomes temporarily dislocated from our view of intrinsic value per share. We believe this practice has potentially heightened value in the current volatile market environment.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

5.	Taxes

At year-end we retained roughly $644 million of net operating loss carryforwards (“NOLs”). We carry a 100% valuation allowance against these deferred tax assets and, as such, they don’t appear on our balance sheet. That said, we view them to have enormous potential value. These NOLs can be available to reduce income taxes that might otherwise be incurred on future taxable income. With no ‘leakage’ for federal taxes we will be able to compound our capital at higher rates than if we were a taxpayer for many years to come.

6.	Long-Term View

We have a long-term perspective. We use a 20-year time horizon to guide our decision-making process in much the same way that a sole proprietor would. We use a long-term approach to investments and acquisitions, as well as incentive structures.

7.	Compounding Value

Our job is to compound intrinsic value per share. We are not focused on size – generating more revenues or having more employees. We are focused on growing the value of the things we own (as measured by earnings and cash flow). We regard our equity capital as ‘precious’ – not to be wasted or treated carelessly.

8.	Alignment

We are aligned with our shareholders. As of this writing, the Board and management own approximately 60% of our current shares outstanding. We eat what we cook.

CONCLUSION

We believe we have a concrete plan in place to grow the value of our Company over the long term. We finished 2022 in a much better position than we started, and we enter 2023 with confidence in our future. We look forward to continuing to demonstrate our progress to you our valued shareholder!

We plan to host our Annual General Meeting of Shareholders along with an Investor Day at the New York Stock Exchange on Tuesday May 16, 2023. The AGM will begin at 9am Eastern and the Investor Day presentation will follow immediately thereafter. We are excited that Will Thorndike has agreed to join us for a ‘Fireside Chat’ to share his thoughts on, among other things, capital allocation, the power of long holding periods, and his experience as an original and long-time investor in the Search Fund ecosystem. We might even throw in a signed copy of his wonderful book “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success” to those who attend in person. We hope to see you there!

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

Respectfully, John T. Fitzgerald Shareholder, Director, President and CEO

This Annual Letter to Shareholders of Kingsway Financial Services Inc. (“Kingsway”) should be read in conjunction with Kingsway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Securities and Exchange Commission on March 8, 2023.

Forward-Looking Statements

This shareholder letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words and expressions does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in Kingsway’s 2022 Annual Report on Form 10-K. Except as expressly required by applicable securities law, Kingsway disclaims any intention or obligation to update or revise any forward- looking statements whether as a result of new information, future events or otherwise.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

APPENDIX I TO

ANNUAL LETTER TO SHAREHOLDERS OF KINGSWAY FINANCIAL SERVICES INC.

The Company believes that non-GAAP adjusted EBITDA, when presented in conjunction with comparable GAAP measures, provide useful information about the Company’s operating results and enhances the overall ability to assess the Company’s financial performance. The Company uses non-GAAP adjusted EBITDA, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted EBITDA allows investors to make a more meaningful comparison between the Company’s core business operating results over different periods of time. The Company believes that non-GAAP adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliations, provides useful information about the Company’s business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by the factors listed below, the Company believes that non-GAAP adjusted EBITDA can provides useful additional basis for comparing the current performance of the underlying operations being evaluated.

Refer to the Company’s prior Annual Letters to Shareholders for a detailed explanation of reconciling items.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

Kingsway Financial Services Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	12/31/2022	12/31/2022	9/30/2022	6/30/2022	3/31/2022
GAAP Net Income (Loss)	$15,065	$(17,339)	$37,273	$(2,365)	$(2,504)

Non-GAAP Adjustments:
Discontinued operations	15,067	15,678	1,670	(786)	(1,495)
Gain on sale of PWSC (1)	(26,447)	-	(26,447)	-	-
Changes in fair value; realized gains/losses (2)	(10,649)	(1,249)	(13,914)	2,479	2,035
Employee related expenses (3)	2,653	670	321	507	1,155
Other items (4)	1,172	1,532	184	86	(630)
Depreciation, amortization, tax and interest expense	13,305	4,053	3,573	3,218	2,461
Total Non-GAAP Adjustments	(4,899)	20,684	(34,613)	5,504	3,526

Non-GAAP Adjusted EBITDA (6)	$10,166	$3,345	$2,660	$3,139	$1,022

Includes reduction due to IWS change in estimate (7)	$944	$-	$-	$-	$944

	Twelve Months Ended	For the Three Months Ended
	12/31/2021	12/31/2021	9/30/2021	6/30/2021	3/31/2021
GAAP Net Income (Loss)	$1,860	$1,443	$(226)	$(256)	$899

Non-GAAP Adjustments:
Discontinued operations	(4,573)	(1,755)	(1,066)	(524)	(1,228)
Changes in fair value; realized gains/losses (2)	907	412	(857)	(20)	1,372
Employee related expenses (3)	3,859	692	574	735	1,858
Other items (4)	208	300	209	-	(301)
PPP forgiveness (5)	(2,494)	-	-	-	(2,494)
Depreciation, amortization, tax and interest expense	7,376	2,538	1,518	1,731	1,589
Total Non-GAAP Adjustments	5,283	2,187	378	1,922	796

Non-GAAP Adjusted EBITDA (6)	$7,143	$3,630	$152	$1,666	$1,695

Includes reduction due to PWI final purchase accounting (7)	$1,857	$-	$1,857	$-	$-

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

(1)

Gain on sale of PWSC, net of transaction expenses that are included in consolidated operating expenses, as well as income taxes associated with the sale. The Company estimates that had the gain not occurred, the Company would have recorded a tax benefit; therefore taxes of $6.1 million are included in this line item.

(2)

Includes realized and unrealized gains and losses on non-core investments; change in the fair value of subordinated debt (net of the portion of the change attributable to instrument-specific credit risk); unrealized gain on the change in fair value of the trust preferred security options; and change in the fair value of the Ravix earn-out (changes in fair value recorded as other income or expense).

(3)

Employee related expenses includes charges relating to severance and consulting agreements pertaining to former key employees; and non-cash expense arising from the grant and modification of stock-based awards to employees.

(4)

Other items includes: legal expenses associated with the Company’s defense against significant litigation matters; acquisition-related expenses; expense relating to the settlement of all remaining Amigo claims; other non-recurring items; and net expense incurred as a result of legal settlement reached with DGI in Q1 2021.

(5)	Given the non-recurring nature of the PPP forgiveness benefit, the Company concluded this should be excluded from non-GAAP adjusted EBITDA.

(6)	Includes the results of PWSC through the date of sale (end of July 2022).

(7)

The three months ended 3/31/2022 include a non-cash net charge of $0.9 million relating to change in estimate in accounting for IWS deferred revenue and deferred contract costs associated with vehicle service contract administration fees. The three months ended 9/30/2021 include a $1.9 million non-cash, cumulative reduction to service fee and commission revenue relating to the finalization of the PWI purchase accounting.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

Kingsway Financial Services Inc.

Reconciliation of Extended Warranty Segment Operating Income to Non-GAAP Adjusted EBITDA

and Pro Forma Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	12/31/2022	12/31/2022	9/30/2022	6/30/2022	3/31/2022
GAAP Operating Income for Extended Warranty segment	$9,879	$2,759	$2,461	$2,936	$1,723

Non-GAAP Adjustments:
Investment income (1)	510	193	145	96	76
Gain (loss) on sale of core investments (2)	(45)	(23)	(2)	(16)	(4)
Depreciation	292	61	70	87	74
Total Non-GAAP Adjustments	757	231	213	167	146

Non-GAAP adjusted EBITDA for Extended Warranty segment	$10,636	$2,990	$2,674	$3,103	$1,869
PWSC operating (income) loss (3)	(888)	-	147	(737)	(298)
PWSC depreciation (3)	(44)	-	(8)	(25)	(11)
Pro forma Non-GAAP adjusted EBITDA for Extended Warranty segment	$9,704	$2,990	$2,813	$2,341	$1,560
Includes reduction due to IWS change in estimate (4)	$944	$-	$-	$-	$944

	Twelve Months Ended	For the Three Months Ended
	12/31/2021	12/31/2021	9/30/2021	6/30/2021	3/31/2021

GAAP Operating Income for Extended Warranty segment	$12,636	$3,326	$1,400	$2,600	$5,310

Non-GAAP Adjustments:
Investment income (1)	203	52	66	42	43
Gain (loss) on sale of core investments (2)	14	19	(18)	1	12
PPP forgiveness (5)	(2,183)	-	-	-	(2,183)
Depreciation	215	95	55	53	12
Total Non-GAAP Adjustments	(1,751)	166	103	96	(2,116)

Non-GAAP adjusted EBITDA for Extended Warranty segment	$10,885	$3,492	$1,503	$2,696	$3,194
PWSC operating income (3)	(1,958)	(552)	(503)	(500)	(403)
PWSC depreciation (3)	(38)	(11)	(7)	(8)	(12)
Pro forma Non-GAAP adjusted EBITDA for Extended Warranty segment	$8,889	$2,929	$993	$2,188	$2,779

Includes reduction due to PWI final purchase accounting (4)	$1,857	$-	$1,857	$-	$-

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

(1)	Investment income arising as part of Extended Warranty segment’s minimum holding requirements

(2)	Realized Gains (losses) resulting from investments held in trust as part of Extended Warranty segment’s minimum holding requirements

(3)	Amounts relating to the sale of PWSC (end of July 2022) in order to remove PWSC from all periods presented.

(4)

The three months ended 3/31/2022 include a non-cash net charge of $0.9 million relating to change in estimate in accounting for IWS deferred revenue and deferred contract costs associated with vehicle service contract administration fees. The three months ended 9/30/2021 include a $1.9 million non-cash, current period cumulative reduction to service fee and commission revenue relating to the finalization of the PWI purchase accounting.

(5)	Given the non-recurring nature of the PPP forgiveness benefit, the Company has concluded this should be excluded from non-GAAP adjusted EBITDA and pro forma non-GAAP EBITDA.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

Kingsway Financial Services Inc.

Reconciliation of KSX Segment Operating Income to Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	12/31/2022	12/31/2022	9/30/2022	6/30/2022	3/31/2022
GAAP Operating Income for KSX segment	$3,548	$1,126	$723	$893	$806

Non-GAAP Adjustments:
Employee costs (1)	235	70	55	55	55
Total Non-GAAP Adjustments	235	70	55	55	55

Non-GAAP adjusted EBITDA for KSX segment	$3,783	$1,196	$778	$948	$861

Three Months Ended
12/31/2021
GAAP Operating Income for KSX segment	$484

Non-GAAP Adjustments:
Employee costs (1)	71
Total Non-GAAP Adjustments	71

Non-GAAP adjusted EBITDA for KSX segment	$555

(1)	Costs associated with employees assisting during a transition period and are not expected to be replaced once transition period has ended (approximately one year from acquisition date).

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